Exhibit 16.1

THE BLACKWING GROUP, LLCD
  ACCOUNTANTS AND ADVISORS
           PCAOB REGISTERED

1/04/2010

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:  Executive English Institute, Inc.

Dear Sirs:

We were previously the principal auditors for Executive English Institute, Inc. and we reported on the financial statements of Executive English Institute, Inc. for the period from inception, December 18, 2008 to February 28, 2009.  We have read Executive English Institute, Inc's statements under Item 4 of its Form 8-K, dated January 4, 2010, and we agree with such statements.

For the most recent fiscal period through to January 4, 2010, there have been no disagreements between Executive English Institute, Inc. and The Blackwing Group, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of The Blackwing Group, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ The Blackwing Group, LLC